Exhibit 10.1

Execution Copy

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 9, 2008 by and among NATIONAL FINANCIAL PARTNERS CORP. (the “Borrower”); the financial institutions signing below and BANK OF AMERICA, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS

A.         The Borrower, the financial institutions party thereto and the Administrative Agent are parties to the Credit Agreement dated as of August 22, 2006, amended by that certain Amendment to Credit Agreement dated as of January 16, 2007 (as the same has been and may hereafter be amended, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

B.         The Borrower has requested certain amendments to the Credit Agreement as set forth herein.

C.         The Required Lenders are willing to consent to amend the Credit Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereto agree as follows:

I.         DEFINITIONS. Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as assigned to them in the Credit Agreement, except to the extent such meanings are amended hereby.

II.        AMENDMENTS TO CREDIT AGREEMENT. Subject to the satisfaction of each of the conditions set forth herein, the Borrower and the Required Lenders agree that the Credit Agreement is hereby amended as follows:

A.	Definitions.

1.         The following defined terms appearing in Section 1.1 of the Credit Agreement are amended as follows:

(a)	The definition of “ABR” is restated in its entirety as follows:

“‘ABR’: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate for an Interest Period of one month determined at approximately 11:00 a.m. (London time) on such day plus 1.00%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.”

(b)       The definition of “Applicable Rate” is hereby amended by (i) deleting the pricing grid contained therein and by substituting therefor the following and (ii) by inserting at the end of such definition the sentence set forth below the pricing grid below:

“Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate	Letter of Credit Fee Rate
1	Greater than or equal to 2.5 to 1.0	3.50%	2.50%	0.50%	3.50%
2	Less than 2.5 to 1.0 but greater than or equal to 2.0 to 1.0	3.25%	2.25%	0.50%	3.25%
3	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	3.00%	2.00%	0.50%	3.00%
4	Less than 1.5 to 1.0	2.75%	1.75%	0.50%	2.75%”

“The Applicable Rate in effect from the Amendment Closing Date to the date on which a Compliance Certificate is delivered (so long as not past due and, if past due, Level 1 shall apply as provided above) for the fiscal quarter ending December 31, 2008 shall be determined based upon such revised Pricing Level 2.”

(c)	The definition of “Consolidated Total Debt” is restated in its entirety as follows:

“‘Consolidated Total Debt’: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, provided however that for the purposes of this definition, ‘Indebtedness’ shall be deemed to include, from and after the effective date of FASB 141R, earnout obligations and other contingent consideration obligations incurred in connection with acquisitions only to the extent required to be set forth pursuant to FASB 141R on the Borrower’s consolidated financial statements.”

(d)	The definition of “EBITDA” is restated in its entirety as follows:

“‘EBITDA’: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash impairment of goodwill and intangible assets up to no greater than $25,000,000 in any four-quarter period and any extraordinary, unusual or non-recurring non-cash expenses or losses (including, without limitation whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such

Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the period in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, pro forma effect shall mean the equivalent of the EBITDA of the company or business that is the subject of such Material Acquisition after giving effect to any adjustments thereto in accordance with Regulation S-X and the impact of the Management Agreement in respect thereof. As used in this definition, “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000. Further, EBITDA will be calculated (A) at all times without taking into account income and expenses attributable to FASB 141R, and (B) solely for the first fiscal quarter ending after the implementation of FASB 157 for non-financial assets and liabilities, such calculation for such fiscal quarter shall be made without taking into account the impact of FASB 157; with the effect that EBITDA shall be calculated at such times in a manner consistent with the method of calculation prior to the implementation of FASB 141R and FASB 157, as applicable.”

(e)	The definition of “Guarantee Agreement” is restated in its entirety as follows:

“‘Guarantee Agreement’: the Guarantee Agreement dated as of August 22, 2006 and amended and restated as of December 9, 2008 to be executed and delivered by the Guarantors party thereto substantially in the form of Exhibit A-1.”

(f)	The definition of “Guarantors” is restated in its entirety as follows:

“‘Guarantors’: means, collectively, the Subsidiaries (a) party to the Guarantee Agreement in the form attached hereto as Exhibit A-1 and any other Subsidiary (other than an Excluded Foreign Subsidiary or an Excluded Domestic Subsidiary) which is required under Section 6.8 to become a party to the Guarantee Agreement as a guarantor after the Amendment Closing Date or (b) party to the Limited Guarantee Agreement in the form attached hereto as Exhibit A-2 and any other Broker-Dealer Subsidiary which is required under Section 6.8 to become a party to the Limited Guarantee Agreement as a guarantor after the Amendment Closing Date.”

(g)	The definition of “Indebtedness” is restated in its entirety as follows:

“‘Indebtedness’: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business, but specifically including, without limitation, earnout obligations and other contingent consideration obligations incurred in connection with acquisitions), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all deferred payment obligations under final judgments or settlements and (k) for the purposes of Sections 7.2 and 8.1(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.”

(h)	The definition of “Material Adverse Effect” is restated in its entirety as follows:

“‘Material Adverse Effect’: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the rights or remedies of the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents or (c) a material impairment of the ability of (i) the Borrower or either of the Guarantors in existence as of the Closing Date (Highland Capital Holding Corporation or NFP Insurance Services, Inc.) to perform its obligations under any of the Loan Documents to which it is a party or (ii) the Borrower and its Subsidiaries taken as a whole to perform their respective obligations under any of the Loan Documents to which any of such Subsidiaries is a party.”

(i)        The definition of “Pledge and Security Agreement” is restated in its entirety as follows:

“‘Pledge and Security Agreement’: the Pledge and Security Agreement dated as of August 22, 2006 and amended and restated as of December 9, 2008 to be executed and delivered by the Borrower and the Guarantors party to the Guarantee Agreement substantially in the form of Exhibit A-3.”

(j)	The definition of “Security Documents” is restated in its entirety as follows:

“‘Security Documents’: the collective reference to the Guarantee Agreement, the Limited Guarantee Agreement, the Limited Pledge and Security Agreement, the Pledge and Security Agreement, the Non-Guarantor Pledge and Security Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.”

2.         The following new definitions are hereby added to Section 1.1 of the Credit Agreement in proper alphabetical order:

“‘Amendment Closing Date’: means December 9, 2008.

“‘Broker Dealer Subsidiaries’: means NFP Securities, Inc. and any hereafter acquired or formed Subsidiary registered as a broker-dealer under Federal securities laws.”

“‘Capital Expenditures’: means for any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.”

“‘Consolidated Fixed Charge Coverage Ratio’: means, for any period, the ratio of (a) EBITDA for such period less (i) Capital Expenditures made by the Borrower and its Subsidiaries during such period and (ii) all federal, state and foreign taxes paid in cash during such period to (b) Consolidated Fixed Charges for such period.”

“‘Consolidated Fixed Charges’: means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, to the extent paid in cash, (b) scheduled payments, if any, due and payable during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries, (c) earnout and other contingent consideration payments made in cash in connection with any acquisitions, and (d) Restricted Payments made in cash in such period (but excluding Restricted Payments made in accordance with Section 7.6(f)(ii) hereof).”

“‘Excluded Broker-Dealers’: Administrative Systems, Inc. and Executive Services Securities, LLC so long as NFP Securities, Inc. continues to be used as the principal broker-dealer of the Borrower and its Subsidiaries and such other Subsidiaries continue to not be used as the principal broker-dealer by the Borrower and its Subsidiaries, all consistent with past practices.”

“‘Excluded Domestic Subsidiary’: (i) the Subsidiaries of the Borrower set forth on Exhibit A-4 hereto so long as the unanimous consent of the Board of Directors of such Subsidiaries is required to guarantee the Obligations under a Management Agreement in existence on the Amendment Closing Date, (ii) any Subsidiary acquired by the Borrower or any of its Subsidiaries after the Amendment Closing Date as an Investment permitted under Section 7.7(k) to the extent that and only so long as such acquired Subsidiary does not constitute a Material Subsidiary and is not required to be included within the designation of Material Subsidiaries in order for the Borrower to comply with such definition, (iii) the Excluded Broker-Dealers, (iv) those Subsidiaries of the Borrower who are prohibited from guaranteeing the Obligations under applicable law or regulations to the extent of such prohibition, (v) the Subsidiaries of the Borrower listed on Exhibit A-5 hereto as “Inactive Subsidiaries to be Dissolved”, provided such Subsidiaries (A) are dormant and have no assets and (B) are dissolved by the Borrower within ninety (90) days following the Amendment Closing Date, and (vi) the Excluded Joint Ventures.”

“‘Excluded Joint Ventures’: Four Winds Tribal Services, LLC, Lenox Long Term Care, LLC, Meltzer-Karlin Property & Casualty, Inc. and Robert E. Lee of Southern California Insurance Agency.”

“‘Fee Letters’: means the letter agreements dated on or about June 26, 2006 and November 18, 2008 among the Borrower, the Administrative Agent and the Arranger and any other fee letter hereafter executed and delivered by such parties relating hereto.”

“‘Impacted Lender’: means (a) a Defaulting Lender, or (b) a Lender as to which (i) the Issuing Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities to which it is a party, or (ii) an entity that controls such Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.”

“‘Limited Guarantee Agreement’: the Limited Guarantee Agreement dated as of ____________, 2009 to be executed and delivered by the Broker-Dealer Subsidiaries party thereto substantially in the form of Exhibit A-2.”

“‘Limited Pledge and Security Agreement’: the Limited Pledge and Security Agreement dated as of ____________, 2009 to be executed and delivered by the Guarantors party to the Limited Guarantee Agreement substantially in the form of Exhibit A-6.”

“‘Non-Guarantor Pledge and Security Agreement’: the Pledge and Security Agreement (Non-Guarantors) dated as of December 9, 2008 to be executed and delivered by the Excluded Domestic Subsidiaries party thereto substantially in the form of Exhibit A-7.”

“‘UCC’: means the Uniform Commercial Code as in effect in the State of Delaware; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.”

3.         The definition of “Holding Subsidiary” is hereby deleted from Section 1.1 of the Credit Agreement.

B.        Revolving Commitments. Section 2.1(a) of the Credit Agreement is hereby amended by adding the phrase “and Swingline Loans” immediately following the phrase “when added to such Lender’s Percentage of the L/C Obligations”. Section 2.1(b) is restated in its entirety and a new Section 2.1(c) is added, in each case to read as follows:

“(b)      On each date set forth below, the Total Revolving Commitments shall be reduced to the amount set forth opposite such date below (if not already reduced below such amounts in connection with voluntary permanent reductions pursuant to Section 2.4 hereof), and each Lender’s Revolving Commitment shall be reduced by such Lender’s Percentage of the amount by which the aggregate Revolving Credit Commitments are reduced:

Date	Total Revolving Commitments
6/30/09	$225,000,000
12/31/09	$200,000,000

(c)        The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.”

C.        Fee Letters. Section 2.3(b) of the Credit Agreement is hereby restated in its entirety as follows:

“(b)      The Borrower agrees to pay the Administrative Agent the fees in the amounts and on the dates specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.”

D         Swingline Loans. Sections 2.5(a) and 2.5(b) of the Credit Agreement are hereby restated in their respective entireties as follows:

“2.5	Swingline Loans.

(a)        Subject to the terms and conditions hereof, the Swingline Lender may elect in its sole and absolute discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.5, to make swingline loans (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Percentage of the outstanding amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments, and (B) each Lender’s aggregate Revolving Extensions of Credit shall not exceed such Lender’s Commitment, and (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may request Swingline Loans under this Section 2.5, prepay Swingline Loans under Section 2.7, and request to reborrow under this Section 2.5. Each Swingline Loan shall be an ABR Loan. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to such Lender’s Percentage multiplied by the amount of such Swingline Loan. If at any time the Borrower has requested a Swingline Loan hereunder and any Lender is at such time an Impacted Lender hereunder, then prior to the making of any such Swingline Loan, the Swingline Lender may, as a condition to making the requested Swingline Loan, enter into arrangements satisfactory to the Swingline Lender in its sole and absolute discretion with the Borrower or such Impacted Lender to eliminate the Swingline Lender’s risk with respect to such Impacted Lender.

(b)       Borrowing Procedures. The Borrower may borrow Swingline Loans upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative

Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 P.M., New York City time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless (A) the Swingline Lender has determined in its sole and absolute discretion not to fund the Swingline Loan that is the subject of such Swingline Loan Notice, or (B) the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 P.M., New York City time, on the date of the proposed Swingline Borrowing (1) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.5(a), or (2) that one or more of the applicable conditions specified in Section 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 P.M., New York City time, on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.”

E.        Optional and Mandatory Prepayments. The title of Section 2.6 is amended to be called “Optional and Mandatory Prepayments” and Section 2.6(c) is hereby restated in its entirety as follows:

“(c)      If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect (including without limitation by reason of a reduction in the Revolving Commitments pursuant to Section 2.1(b)), the Borrower shall immediately prepay the Loans and Reimbursement Obligations in an amount equal to such excess.”

F.         Sharing of Payments. Section 2.19(b) of the Credit Agreement is hereby restated in its entirety as follows:

“(b)      the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swingline Loans to any Assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply), or (z) any payments in connection with arrangements made in favor of the Swingline Lender as set forth in Section 2.5(a) or in favor of the Issuing Lender as set forth in Section 3.1(b), in each case due to the existence of an Impacted Lender.”

G.        Incremental Facility. Section 2.20 of the Credit Agreement is hereby amended by adding at the end of subsection (f) thereof the following sentence:

“Notwithstanding anything in this Credit Agreement to the contrary, the increases in Total Revolving Commitments contemplated by this Section 2.20 may not be requested by the Borrower on and after the Amendment Closing Date.”

H.        Letters of Credit. Section 3.1(b) of the Credit Agreement is hereby restated in its entirety as follows:

“(b)      The Issuing Lender shall not at any time be obligated to issue any Letter of Credit (i) if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by any applicable Requirement of Law, or if such Requirement of Law would cause the Issuing Lender or any L/C Participant to be subject to, or incur, any restriction, reserve or capital requirement not applicable on the Closing Date, or loss, cost or expense deemed material in good faith by the Issuing Lender not applicable on the Closing Date, or (ii) if a default of any Lender’s obligations to fund under Section 3.4(a) exists or any Lender is at such time an Impacted Lender hereunder, unless the Issuing Lender has entered into arrangements satisfactory to the Issuing Lender in its sole and absolute discretion with the Borrower or such Impacted Lender to eliminate the Issuing Lender’s risk with respect to such Impacted Lender.”

I.         Representations and Warranties. Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.18 and 4.20 of the Credit Agreement are hereby restated in their entirety to read as follows:

“4.3     Existence; Compliance with Law. Each of the Borrower and its Material Subsidiaries and, except to the extent that the inaccuracy of this representation and warranty could not reasonably be expected to have a Material Adverse Effect, each Subsidiary other than a Material Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.”

“4.4     Power; Authorization; Enforceable Obligations. Each of the Borrower, its Material Subsidiaries and, except to the extent that the inaccuracy of this representation and warranty could not reasonably be expected to have a Material Adverse Effect, each Subsidiary other than a Material Subsidiary has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.17 and (iii) except as to Subsidiaries (other than Material Subsidiaries) to the extent that failure to obtain any such consent or authorization or make any such filing or notice could not relieve such Loan Party of its obligations under the Loan Documents to which it is a party or could not reasonably be expected to result in a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This

Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).”

“4.5     No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower, any Material Subsidiary or, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect, any Subsidiary other than a Material Subsidiary and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), other than, with respect to any Subsidiary other than a Material Subsidiary, the creation or imposition of a Lien that could not reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.”

“4.6     Litigation. Except as disclosed in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.”

“4.7     No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.”

“4.8     Ownership of Property; Liens. The Borrower, each Material Subsidiary and, except to the extent that the inaccuracy of this representation and warranty could not reasonably be expected to have a Material Adverse Effect, each Subsidiary other than a Material Subsidiary has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.”

“4.10    Taxes. The Borrower, each Material Subsidiary and, except to the extent that the inaccuracy of this representation and warranty could not reasonably be expected to have a Material Adverse Effect, each Subsidiary other than a Material Subsidiary has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any such taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant entity); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.”

“4.18    Solvency. The Borrower, both on a standalone basis and taken as a whole with its Subsidiaries, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.”

“4.20    Insurance. The properties of the Borrower and its Material Subsidiaries, and, except to the extent that the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect, the Subsidiaries other than Material Subsidiaries, are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.”

J.         Certificates; Other Information. Section 6.2(b) of the Credit Agreement is hereby amended by deleting the phrase “Holding Subsidiary” contained therein and by substituting therefor the word “Subsidiary”.

K.        Affirmative Covenants. Sections 6.3, 6.4 and 6.5 of the Credit Agreement are hereby restated in their entirety to read as follows:

“6.3     Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, and cause each of the Borrower’s Subsidiaries to so pay, discharge or otherwise satisfy, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.”

“6.4	Maintenance of Existence; Compliance.

(a)        (i) Preserve, renew and keep in full force and effect its organizational existence, and cause each of the Borrower’s Subsidiaries to so preserve, renew and keep in full force and effect its organization existence, and (ii) take all reasonable action to maintain, and cause each of Borrower’s Subsidiaries to maintain, all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or 7.5 and except, in the case of clauses (i) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)       comply with all Contractual Obligations and Requirements of Law, and cause each of Borrower’s Subsidiaries to so comply, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)        from and after the Amendment Closing Date, refrain from entering into, and cause the Borrower’s Subsidiaries to refrain from entering into, any Management Agreement or other agreement with the Borrower or any of its affiliates which would prohibit any Subsidiary from (i) taking any actions required under Section 6.8 or (ii) require the consent of any party (other than the Borrower) to the taking of any actions required under Section 6.8; and

(d)       for the first sixty (60) days after the Amendment Closing Date, the Borrower shall cause its Subsidiaries to make cash distributions to it consistent with past practices. After such initial 60-day period following the Amendment Closing Date, the Borrower shall cause its Subsidiaries (other than Excluded Foreign Subsidiaries) to (i) make cash distributions to the Borrower (based upon the Borrower’s proportionate share of its direct or indirect equity therein) no less frequently than monthly in an amount no less than the aggregate amount of cash and cash equivalents held by its Subsidiaries (excluding $10,000,000 in the aggregate) to the extent the Borrower and such Subsidiaries are not prohibited from doing so under applicable law, provided that cash and cash equivalents in any deposit or investment account owned by a Subsidiary may be retained by such Subsidiary and shall not be required under this Section 6.4(d) to be distributed to the Borrower if (x) the Administrative Agent has received a fully executed account control agreement reasonably satisfactory to the Administrative Agent in form and substance covering such account or (y) if an account control agreement is not required to be delivered to the Administrative Agent pursuant to subsection (i), (ii) or (iii) of the proviso in Section 4.12 of the Pledge and Security Agreement, the Non-Guarantor Pledge and Security Agreement or the Limited Pledge and Security Agreement, as applicable and (ii) to the extent there are legally available funds, pay in full the outstanding amounts of accounts payable owed to the Borrower by NFPSI from time to time no less frequently than monthly and by its other Subsidiaries consistent with past practices.

“6.5     Maintenance of Property; Insurance. (a) Keep, and cause all of Borrower’s Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except, with respect to each Subsidiary that is not a Material Subsidiary, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and

(b)         maintain, and cause each of Borrower’s Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its material property and businesses in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, subject to deductibles and retainages as the Borrower reasonably believes to be appropriate, except, with respect to each Subsidiary that is not a Material Subsidiary, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.”

L.        Additional Collateral, etc. Section 6.8 of the Credit Agreement is hereby restated in its entirety as follows:

“6.8     Additional Collateral, etc. (a) Upon the formation or acquisition of any new direct or indirect Subsidiary (other than any Excluded Foreign Subsidiary, any Subsidiary that is held directly or indirectly by an Excluded Foreign Subsidiary or any Excluded Domestic Subsidiary) by any Loan Party, or upon the occurrence of any Excluded Domestic Subsidiary acquired as an Investment under Section 7.7(k) becoming or required to be included in the definition of “Material Subsidiary” in order for the Borrower to comply with such definition, the Borrower shall, at the Borrower’s expense:

(i)        on or before the date on which the Compliance Certificate in the immediately succeeding fiscal quarter is due (the “Compliance Certificate Delivery Date”) (but within 15 days after such formation or acquisition if an Event of Default exists), cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a supplement to the Guarantee Agreement or the Limited Guarantee Agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)       on or before the Compliance Certificate Delivery Date (but within 15 days after such formation or acquisition if an Event of Default exists), furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent,

(iii)      on or before the Compliance Certificate Delivery Date (but within 15 days after such formation or acquisition if an Event of Default exists), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to the Pledge and Security Agreement, the Limited Pledge and Security Agreement or the Non-Guarantor Pledge and Security Agreement, as applicable, and, to the extent necessary or advisable in the Administrative Agent’s reasonable opinion, other Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Stock in and of such Subsidiary and 66% of all Pledged Stock of any such Excluded Foreign Subsidiary), securing payment of all the obligations of the other Loan Parties and of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv)      on or before the Compliance Certificate Delivery Date (but within 15 days after such formation or acquisition if an Event of Default exists), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to Pledge and Security Agreement and Security Documents delivered pursuant to this Section 6.8, enforceable against all third parties in accordance with their terms,

(v)       within 60 days after the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi)        as promptly as practicable after such formation or acquisition, deliver, upon the reasonable request of the Administrative Agent, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)       Upon the acquisition of any property by any Loan Party, if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense and upon the Administrative Agent’s request:

(i)        on or before the Compliance Certificate Delivery Date (but within 15 days after such acquisition if an Event of Default exists), furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii)       on or before the Compliance Certificate Delivery Date (but within 15 days after such acquisition if an Event of Default exists), cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to the Pledge and Security Agreement, the Limited Pledge and Security Agreement, or the Non-Guarantor Pledge and Security Agreement, as applicable, and, to the extent necessary or advisable in the Administrative Agent’s reasonable opinion, other Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)      on or before the Compliance Certificate Delivery Date (but within 15 days after such acquisition if an Event of Default exists), cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv)      within 60 days after the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v)       as promptly as practicable after any acquisition of a real property, deliver, upon the reasonable request of the Administrative Agent, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c)        Upon the request of the Administrative Agent (which for the avoidance of doubt does not require the consent of Required Lenders) following the occurrence and during the continuance of an Event of Default, the Borrower shall, at the Borrower’s expense:

(i)        within 15 days after such request, furnish to the Administrative Agent to the extent not previously delivered a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent,

(ii)       within 15 days after such request, duly execute and deliver, and cause each Subsidiary (other than an Excluded Foreign Subsidiary or a Subsidiary that is held directly or indirectly by an Excluded Foreign Subsidiary) of the Borrower (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to Security Documents and, to the extent necessary or advisable in the Administrative Agent’s reasonable opinion, other Security Documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Stock and pledged notes in and of such Subsidiary), securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all such properties,

(iii)      within 30 days after such request, take, and cause each Subsidiary (other than any Excluded Foreign Subsidiary or a Subsidiary that is held directly or indirectly by an Excluded Foreign Subsidiary) of the Borrower to take, whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to the Pledge and Security Agreement and security and pledge agreements delivered pursuant to this Section 6.8, enforceable against all third parties in accordance with their terms,

(iv)      within 60 days after the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v)       as promptly as practicable after such request, deliver, upon the reasonable request of the Administrative Agent, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(d)       At any time upon reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, supplements to the Pledge and Security Agreement and other security and pledge agreements.”

M.       Leverage Ratio. Section 7.1(a) of the Credit Agreement is hereby restated in its entirety as follows:

“(a)      Consolidated Leverage Ratio. On the last day of each fiscal quarter of the Borrower ending on a date specified in the table below, permit the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on such date to exceed the ratio specified for such date in such table:

Date	Consolidated Leverage Ratio
December 31, 2008	3.0:1.0
March 31, 2009	3.5:1.0
June 30, 2009	3.25:1.0
September 30, 2009	3.0:1.0
December 31, 2009 and each March 31, June 30, September 30 and December 31 thereafter	2.5:1.0”

N.        Consolidated Fixed Charge Coverage Ratio. The following new Section 7.1(c) is hereby added to the Credit Agreement immediately following Section 7.1(b) thereof:

“(c)      Consolidated Fixed Charge Coverage Ratio. Commencing as of the last day of the fiscal quarter of the Borrower during which Restricted Payments in respect of dividends and repurchases of Capital Stock are first permitted to be made pursuant to Section 7.6(a) hereof, and such Restricted Payments are actually made, and continuing as of the last day of each fiscal quarter thereafter, permit the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters of the Borrower ending on each such date to be less than 2.0:1.0.”

O.        Indebtedness. Section 7.2(a)(v) of the Credit Agreement is hereby restated in its entirety as follows:

“(v)      Permitted Acquisition Indebtedness and earnout and other contingent consideration obligations in connection with acquisitions to the extent they are Investments permitted hereunder.”

P.         Restricted Payments. Section 7.6 of the Credit Agreement is hereby restated in its entirety as follows:

“7.6     Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, ‘Restricted Payments’) or make any payments on Indebtedness permitted under Section 7.2(b), except that:

(a)        the Borrower will be permitted to make Restricted Payments in the form of dividend payments to holders of its Capital Stock and repurchases of its own Capital Stock so long as (i) both before and after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing on a pro forma basis (as if such payment had been made on the last day of the most recent fiscal quarter of the Borrower for which the Administrative Agent shall have received from the Borrower all financial statements required to be delivered pursuant to Section 6.1 and not otherwise past due) after giving effect to such payment, and (ii) after giving effect to such payment, (A) the Consolidated Leverage Ratio shall be not more than 2.50 to 1.00, on a pro forma basis, calculated in the manner set forth in clause (i) above, (B) the Consolidated Fixed Charge Coverage Ratio shall be not less than 2.00, on a pro forma basis, calculated in the manner set forth in clause (i) above, and (C) Minimum Liquidity shall be not less than $50,000,000,

(b)        any Subsidiary may make Restricted Payments to the Borrower and its other Subsidiaries, on the one hand, and the other holders of its Capital Stock, on the other hand, on a basis no less favorable to the Borrower and its Subsidiaries than a ratable basis,

(c)        any Subsidiary may make Restricted Payments in respect of any purchase, redemption, defeasance, retirement or other acquisition of its Capital Stock in connection with a Disposition of such Subsidiary permitted by Section 7.5 hereof,

(d)       the Borrower or any Subsidiary may make Restricted Payments in respect of any non-cash purchase of the Borrower’s Capital Stock in connection with a Disposition permitted by Section 7.5 hereof or a restructuring of a Subsidiary pursuant to a Management Agreement amendment in a manner that does not violate Section 7.14 hereof,

(e)        the Borrower or any Subsidiary may make Restricted Payments in respect of acquisitions of the Borrower’s Capital Stock in exchange for the forgiveness of debt (including without limitation monthly advances) of any Manager, provided that the aggregate face value of such forgiveness of debt does not exceed $20,000,000 on and after the Amendment Closing Date; and

(f)        the Borrower may make (i) regularly scheduled payments of interest when due on the 2007 Convertible Notes and (ii) conversion payments or Designated Event Repurchase Payments when due under the 2007 Convertible Notes prior to the 2007 Convertible Notes Maturity Date so long as no Default or Event of Default exists prior to or after giving effect thereto; provided that (x) the Borrower shall not make conversion payments when due under the 2007 Convertible Notes upon the occurrence of (1) a Trading Price Condition (as defined in the 2007 Convertible Notes Indenture) or (2) a Termination of Trading (as defined in the 2007 Convertible Notes Indenture) unless (A) no Default or Event of Default exists prior to or after giving effect thereto, (B) in the case of conversion payments upon the occurrence of a Trading Price Condition (the cash portion of such conversion payments, the “Trading Price Cash Payments”), after giving effect to such Trading Price Cash Payments, if the aggregate amount of all such Trading Price Cash Payments under this subsection 7.6(d)(ii) paid on or after January 16, 2007 exceeds $20,000,000, the Borrower shall have no less than $50,000,000 in Minimum Liquidity determined on a consolidated basis, after giving effect to such Trading Price Cash Payments, and (C) in the case of conversion payments upon the occurrence of a Termination of Trading (the cash portion of such conversion payments, the “Trading Termination Cash Payments”), after giving effect to such Trading Termination Cash Payments, if the aggregate amount of all such Trading Termination Cash Payments under this subsection 7.6(d)(ii) paid on or after January 16, 2007 exceeds $20,000,000, the Borrower shall have no less than $50,000,000 in Minimum Liquidity determined on a consolidated basis, after giving effect to such Trading Termination Cash Payments. Notwithstanding the foregoing, the Borrower shall not elect to make the distributions described in the first paragraph under the heading “Conversion Upon Specified Corporate Transactions” in the 2007 Convertible Notes Prospectus Supplement without the consent of the Required Lenders.”

Q.	Investments.

1.	Section 7.7(f) of the Credit Agreement is hereby restated in its entirety as follows:

“(f)      loans and advances to employees and Managers of Group Members to the extent that any such loan or advance is fully secured at the time of the making thereof by Capital Stock of the Borrower, and such loan or advance is evidenced by a promissory note which has been pledged and delivered to the Administrative Agent in accordance with the Security Documents;”

2.         Sections 7.7(j) and (k) of the Credit Agreement are hereby restated in their entirety as follows:

“(j)       any Investment by any Group Member in the Borrower or any Person that either (i) prior to such investment is a Subsidiary which is a Loan Party or (ii) after such investment is a Subsidiary which is a Loan Party primarily engaged in the financial services business or a related business (including any such investment in or of Capital Stock, bonds, notes, debentures or other debt securities of any such Person, any assets constituting a business unit of any such Person or assets necessary to further the business operations of the Borrower or its Subsidiaries), in each case made in the ordinary course of business of the Borrower and its Subsidiaries, provided however, that prior to making any Investment in the nature of an acquisition of all or substantially all of the Capital Stock or assets of a Person or operating unit or the “book of business” of a Person: (i) no Default shall have occurred or be continuing or could reasonably be expected to result from such Investment, (ii) both before and after giving effect to such acquisition, the Consolidated Leverage Ratio (calculated on a pro forma basis as of the end of the Borrower’s most recently completed fiscal quarter for which the Administrative Agent shall have received from the Borrower all financial statements required to be delivered pursuant to Section 6.1 and not otherwise past due) does not exceed 2.50:1.00 and, with respect to any Investment with consideration of $30,000,000 or more, the Borrower shall furnish to the Administrative Agent and each Lender a certificate of a Responsible Officer to such effect, (iii) with respect to any Investment with consideration of $30,000,000 or more, the Borrower shall furnish to the Administrative Agent and each Lender a certificate of a Responsible Officer containing reasonable detail and calculations to the effect that, after giving effect to such acquisition, the Borrower shall be in compliance with all its covenants and agreements in this Agreement (including without limitation the covenants in Section 7.1 on a pro forma basis, both before and after giving effect to such acquisition, as of the end of its most recently completed fiscal quarter for which the Administrative Agent shall have received from the Borrower all financial statements required to be delivered pursuant to Section 6.1 and not otherwise past due), (iv) the representations and warranties in Section 4 shall be true and correct and as of the date of such acquisition as if made on and as of such date, and (v) with respect to any Investment with respect to which the aggregate amount of cash consideration therefor, together with all Permitted Acquisition Indebtedness assumed or incurred in connection therewith, is at least $75,000,000, the Borrower shall first secure the consent, not to be unreasonably withheld, of the Required Lenders. The conditions set forth in the foregoing proviso shall not be applicable to the acquisitions described on Schedule 7.7(j) hereof, provided that (A) the aggregate amount of cash consideration therefor, together with all Permitted Acquisition Indebtedness assumed or incurred in connection therewith, does not exceed $8,000,000, (B) as of November 18, 2008, the Borrower is contractually committed to consummate such acquisitions, and (C) the Subsidiaries formed or acquired in connection with such acquisitions comply in all respects with the provisions of Section 6.8 hereof.”

“‘(k)    any Investment by the Borrower or any of its Subsidiaries in the Excluded Joint Ventures, the Excluded Broker Dealers, the Excluded Foreign Subsidiaries and any other existing or future Subsidiary that is not a Loan Party or in a privately-held entity or business practice which is not a Subsidiary, in each case specifically relating to estate planning, corporate benefits or financial services, which Investment is made in the ordinary course of business of the Borrower and its Subsidiaries; provided (i) no Default shall have occurred or be continuing at the time of such Investment or could reasonably be expected to result from such Investment, and (ii) the aggregate amount of all such Investments made in any fiscal year does not exceed $30,000,000.”

3.          The final paragraph of Section 7.7 of the Credit Agreement is hereby deleted in its entirety.

R.        Events of Default. Section 8.1(c) of the Credit Agreement is hereby restated in its entirety as follows:

“(c)      any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.4(d), Section 6.7(a) or Section 7 of this Agreement, Sections 4.5 or 4.7(b) of the Pledge and Security Agreement, the Limited Pledge and Security Agreement or the Non-Guarantor Pledge and Security Agreement or the Borrower shall default in the observance or performance of any agreement contained in any of Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b), and such default shall continue for five days, provided that the Borrower has timely filed and delivered to the Administrative Agent at the time of such filing all material reports and registration statements required to be filed with the SEC; or”

Section 8.1(e) of the Credit Agreement is hereby amended by adding the following language at the end thereof:

“provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default solely with respect to Indebtedness relating to earnout or contingent consideration obligations incurred in connection with acquisitions permitted as Investments hereunder, if such Indebtedness is being disputed by the Borrower in good faith with appropriate reserves therefor, unless the failure to timely pay such earnout and contingent consideration Indebtedness could reasonably be expected to result in a Material Adverse Effect or in another Event of Default occurring hereunder.”

S.         Remedies. The paragraph immediately following Section 8.2(f) of the Credit Agreement is hereby restated in its entirety as follows:

“provided however, that (i) any additional collateral pledged to the Swingline Lender for Swingline Loans in connection with the Swingline Lender’s risk with respect to an Impacted Lender as described in Section 2.5(a) may be applied by the Swingline Lender at its election to satisfy its risk and obligations in accordance with the applicable arrangement contemplated by such Section 2.5(a); and (ii) amounts pledged to the Issuing Lender as cash collateral for any Letters of Credit in connection with the Issuing Lender’s risk with respect to an Impacted Lender as described in Section 3.1(b) may be applied by the Issuing Lender at its election to satisfy its risk and obligations in accordance with the applicable arrangement contemplated by such Section 3.1(b), and further provided that amounts used to cash collateralize any portion of the aggregate undrawn amount of Letters of Credit pursuant to subsection (e) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral pursuant to subsection (e) above after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.”

T.        Amendments and Waivers. Subparagraph (iii) of Section 10.1 of the Credit Agreement is restated in its entirety as follows:

“(iii)    reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or, except to the extent permitted under any provision of the Credit Agreement (including without limitation Section 7.5), release any material Guarantor from its obligations under the Guarantee Agreement or the Limited Guarantee Agreement, in each case without the written consent of all Lenders;”

U.        Exhibits A-1 (form of Guarantee Agreement), Exhibit A-2 (form of Limited Guarantee Agreement), Exhibit A-3 (form of Pledge and Security Agreement), Exhibit A-4 (list of Excluded Domestic Subsidiaries), Exhibit A-5 (list of Inactive Subsidiaries to be Dissolved), Exhibit A-6 (form of Limited Pledge and Security Agreement), Exhibit A-7 (form of Non-Guarantor Pledge and Security Agreement), Exhibit A-8 (form of Opinion), Exhibit B (form of Compliance Certificate) and Exhibits C-1 and C-2 (form of Closing Certificates) to the Credit Agreement are restated or added as new forms to be in the forms of Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-4, Exhibit A-5, Exhibit B, Exhibits C-1 and Exhibit C-2 hereto.

V.	Schedules.

1.         Schedule 1.1B (relating to Material Subsidiaries), Schedule 4.4 (relating to Consents, Authorizations, Filings and Notices), Schedule 4.14 (relating to Subsidiaries), Schedule 4.17 (relating to UCC filing Jurisdictions) and Schedule 10.2 (relating to Funding Offices and Notice Addresses) to the Credit Agreement are hereby restated in the forms of Schedule 1.1B, Schedule 4.14, Schedule 4.17 and Schedule 10.2 hereto. The Borrower represents and warrants that the Subsidiaries set forth on such Schedule 1.1B constitute and fulfill the definition of “Material Subsidiaries” set forth in the Credit Agreement.

2.         A new Schedule 7.7(j) (relating to Permitted Acquisitions) is hereby inserted into the Credit Agreement in the form of Schedule 7.7(j) hereto.

W.       No Further Amendments. Except as specifically amended hereby, the text of the Credit Agreement shall remain unchanged and in full force and effect.

III.      REFERENCES IN LOAN DOCUMENTS; CONFIRMATION OF SECURITY. All references to the “Credit Agreement” in all Loan Documents shall, from and after the date hereof, refer to the Credit Agreement, as amended by this Amendment, and all Obligations shall be secured by and be entitled to the benefits of the Security Documents. All Security Documents heretofore executed by any Loan Party shall remain in full force and effect and, by each Loan Party’s signature hereto, such Security Documents are hereby ratified and affirmed.

IV.       REPRESENTATIONS, WARRANTIES AND COVENANTS. The Borrower hereby represents and warrants to, and covenants and agrees with, the Administrative Agent and the Lenders that:

A.         The execution and delivery of this Amendment and the Loan Documents to which any Loan Party is a party have been duly authorized by all requisite action on the part of such Loan Party.

B.         The representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Amendment as though made at and as of such date, except to the extent (a) such representations and warranties are made with reference to an earlier date, in which case each such representation and warranty shall be true and correct in all material respects as of such date only and (b) inaccuracies resulting from transactions prior to the date hereof which were expressly permitted under the Loan Documents, as applicable.

C.         Both before and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

D.         As of the Amendment Closing Date, no Loan Party has any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to), in any case based upon acts or omissions of the Administrative Agent or any Lender, the effectiveness, genuineness, validity, collectibility or enforceability of the Credit Agreement or any of the other Loan Documents, the Obligations, the Liens securing any of the Obligations, or any of the terms or conditions of any Loan Document. No Loan Party possesses (and hereby forever waives, remises, releases, discharges and holds harmless each Lender, the Administrative Agent, and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Indemnified Parties”) from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Credit Agreement or any of the other Loan Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the Obligations, the Liens securing any of the Obligations, or any or all of the terms or conditions of any Loan Document) or any transaction relating thereto.

E.         Each of the Loan Documents constitutes the legal, valid and binding obligation of each Loan Party signatory thereto, enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally or the application of principles of equity, whether in any action at law or proceeding in equity, and subject to the availability of the remedy of specific performance or of any other equitable remedy or relief to enforce any right thereunder.

V.        CONDITIONS TO THIS AMENDMENT. The effectiveness of this Amendment is conditioned on satisfaction of the following conditions:

A.        Amendment and Other Amendment Documents. The Loan Parties shall have executed and delivered to the Administrative Agent this Amendment, the Consent and Acknowledgement attached hereto, the Guarantee Agreement, the Pledge and Security Agreement, the Limited Guarantee Agreement, the Limited Pledge and Security Agreement, the Non-Guarantor Pledge and Security Agreement, a completed Perfection Certificate and such other Security Documents as required by the Administrative Agent, each of the foregoing to be in form and substance satisfactory to the Administrative Agent.

B.        Collateral. The Loan Parties shall have delivered to the Administrative Agent reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to Liens expressly permitted under Section 7.3 of the Credit Agreement) Lien and security interest in the Collateral described in each of the Security Documents.

C.        No Material Adverse Effect. The Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower certifying that, except as previously disclosed by the Borrower to the Administrative Agent in writing prior to the Amendment Closing Date, there has been no event or circumstance since the date of the audited financial statements most recently delivered to the Administrative Agent that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

D.        Lien Searches. The Administrative Agent shall have received the results of a recent Lien search in each of the UCC jurisdictions where assets of each Loan Party are located and the jurisdiction where each of each Loan Party specified by the Administrative Agent is located under Article 9 of the UCC, and such searches shall reveal no Liens on any of the assets of the Loan Parties, except for Liens that would be permitted by under Section 7.3 of the Credit Agreement.

E.         Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each of the Borrower, each Guarantor, and each other Loan Party, dated the Amendment Closing Date, substantially in the form of Exhibit C-1 or C-2, as applicable, attached hereto, with appropriate insertions and attachments, including the charter documents of each such Person certified by the relevant authority of the jurisdiction of organization of such Person with respect to the Borrower and Material Subsidiaries and certified by the corporate secretary with respect to other Subsidiaries, and (ii) a legal existence or good standing certificate for each such Person from its jurisdiction of organization.

F.         Legal Opinion. The Administrative Agent shall have received the legal opinion of Timothy Robb, Associate General Counsel to the Loan Parties, substantially in the form of Exhibit A-8 hereto. Such legal opinion shall cover such matters incident to the transactions contemplated by this Amendment as the Administrative Agent may reasonably require.

G.        Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (to the extent not previously delivered) (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

H.        Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Credit Agreement or the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens that would be expressly permitted by Section 7.3 of the Credit Agreement), shall be in proper form for filing, registration or recordation.

I.          Insurance. The Administrative Agent shall have received insurance certificates evidencing the satisfaction of the insurance provisions of the Credit Agreement and the Security Documents in all material respects.

J.          Other Documents, etc. The Loan Parties shall have delivered to the Administrative Agent such other supporting documents and certificates as the Administrative Agent or its counsel may reasonably request. All legal matters incident to the transactions hereby contemplated shall be reasonably satisfactory to the Administrative Agent’s counsel.

K.         Fees. The Borrower shall have paid (or made arrangements satisfactory to the Administrative Agent for payment of) all fees agreed to be paid by the Borrower pursuant to the Fee Letters and other fees set forth in Section VI(A) below.

VI.	MISCELLANEOUS.

A.         To induce the Required Lenders to execute and deliver this Amendment, the Borrower agrees to pay, on the date on which the conditions precedent set forth in Article V of this Amendment are satisfied or covered by a post-closing obligations agreement reasonably satisfactory to the Administrative Agent, to the Administrative Agent for the ratable benefit of the Lenders who sign this Amendment on or prior to such date, an amendment fee equal to 0.50% of the Commitment of each such consenting Lender. As provided in the Credit Agreement, the Borrower agrees to reimburse the Administrative Agent upon demand for all reasonable fees and disbursements of counsel to the Administrative Agent incurred in connection with the preparation of this Amendment and the other documents executed in connection herewith.

B.         THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

C.         This Amendment may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, all of which counterparts shall together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as an in-hand delivery of an original executed counterpart hereof.

[The next pages are the signature pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as a sealed instrument by their duly authorized representatives, all as of the day and year first above written.

NATIONAL FINANCIAL PARTNERS CORP.
By:	/s/ Donna J. Blank
Name: Donna J. Blank
Title: Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Christine Thennes
Name: Christine Thennes
Title: Vice President

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Richard Williams
Name: Richard Williams
Title: Senior Vice President

BANK OF AMERICA, N.A., as Issuing Lender
By:	/s/ Richard Williams
Name: Richard Williams
Title: Senior Vice President

BANK OF AMERICA, N.A., as Swingline Lender
By:	/s/ Richard Williams
Name: Richard Williams
Title: Senior Vice President

(signatures continued)

                                                                                                Signature Page to Second Amendment

WACHOVIA BANK, N.A., as Co-Documentation Agent
By:	/s/ Tyrone J. Williams
Name: Tyrone J. Williams
Title: Senior Vice President

WACHOVIA BANK, N.A., as a Lender
By:	/s/ Tyrone J. Williams
Name: Tyrone J. Williams
Title: Senior Vice President

(signatures continued)

                                                                                                Signature Page to Second Amendment

UBS SECURITIES, LLC, as Co-Documentation Agent
By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

(signatures continued)

                                                                                                Signature Page to Second Amendment

UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ Christine Davis
Name: Christine Davis
Title: Vice President

(signatures continued)

                                                                                                Signature Page to Second Amendment

TDBANKNORTH, N.A., as a Lender
By:	/s/ Jeffrey R. Westling
Name: Jeffrey R. Westling
Title: Senior Vice President

(signatures continued)

                                                                                                Signature Page to Second Amendment

US BANK, N.A., as a Lender
By:	/s/ Kenneth Fieler
Name: Kenneth Fieler
Title: Assistant Vice President

(signatures continued)

                                                                                                Signature Page to Second Amendment

KEYBANK N.A., as a Lender
By:	/s/ Steven B. Vitale
Name: Steven B. Vitale
Title: Director

(signatures continued)

                                                                                                Signature Page to Second Amendment

ING CAPITAL LLC, as a Lender
By:	/s/ Kunduck Moon
Name: Kunduck Moon
Title: Managing Director

(signatures continued)

Signature Page to Acknowledgement

HSBC BANK USA, N.A., as a Lender
By:	/s/ Jeffrey N. Wieser
Name: Jeffrey N. Wieser
Title: Senior Relationship Manager

(signatures continued)

Signature Page to Acknowledgement

CAPITAL ONE, N.A., as a Lender
By:	/s/ Enrico Panno
Name: Enrico Panno
Title: Vice President

(signatures continued)

Signature Page to Acknowledgement

Schedules to Second Amendment

Schedule 1.1B	Material Subsidiaries
Schedule 4.4	Consents, Authorizations, Filings and Notices
Schedule 4.14	Subsidiaries
Schedule 4.17	UCC Filing Jurisdictions
Schedule 10.2	Funding Offices and Notice Addresses

Exhibits to Second Amendment

A-1	Guarantee Agreement
A-2	Limited Guarantee Agreement
A-3	Pledge and Security Agreement
A-4	Excluded Domestic Subsidiaries
A-5	Inactive Subsidiaries to be Dissolved
A-6	Limited Pledge and Security Agreement
A-7	Non-Guarantor Pledge and Security Agreement
A-8	Opinion
B	Compliance Certificate
C-1	Closing Certificate (Borrower)
C-2	Closing Certificate (Subsidiaries)